Exhibit 99.1

S.Y. Bancorp Reports Record Results for the Year 2013

Excluding Non-Core Items, Net Income Per Diluted Share Increased 4% to $0.49 for the Fourth Quarter and 6% to $1.97 for the Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 27, 2014--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported solid financial results for the fourth quarter and year ended December 31, 2013, with earnings per diluted share reaching $0.43 for the fourth quarter and a record $1.89 for the year.

The Company's performance continues to underscore solid contributions from key areas of the Company. Highlights of the fourth quarter included:

  Ongoing net loan growth as well as a stable pipeline of new loan opportunities;
  Further improvements in credit quality, reflecting a significant decline in non-performing loans and assets that supports a lower loan loss provision compared with the prior-year quarter;
  Increased income from investment management and trust services;
  The redemption of the Company's trust preferred securities, which will result in future interest savings; and
  A 5% increase in the quarterly cash dividend.
The following is a summary of the Company's reported results:

Quarter Ended December 31,	2013	2012	Change
Net income	$6,313,000	$6,514,000	(3)%
Net income per share, diluted	$0.43	$0.47	(9)%
Return on average equity	10.90%	12.67%
Return on average assets	1.07%	1.22%

Year Ended December 31,	2013	2012	Change
Net income	$27,170,000	$25,801,000	5%
Net income per share, diluted	$1.89	$1.85	2%
Return on average equity	12.34%	13.06%
Return on average assets	1.22%	1.25%

The Company's results for the fourth quarter and year ended December 31, 2013, included the effect of several non-core items. Excluding these items, net income for the fourth quarter of 2013 and year-to-date period ended December 31, 2013, was $7.1 million or $0.49 per diluted shares and $28.3 million or $1.97 per diluted share, respectively. See reconciliation of GAAP and non-GAAP measures later in this release.

"This past year was an exciting and prosperous time for S.Y. Bancorp, highlighted by attractive growth in several aspects of our business, new opportunities realized, and higher earnings for the fourth consecutive year," said David P. Heintzman, Chairman and CEO. "These advances, in turn, translated into another year of strong returns for our shareholders, further solidifying our foundation for future growth and attesting to our standing as one of the top-performing community banks in the country."

Heintzman noted that the Company's second quarter acquisition of THE BANCorp, INC. ("BANCorp"), the holding company for THE BANK – Oldham County, was an important highlight of 2013. "The acquisition of BANCorp provided us with a physical presence in demographically attractive Oldham County and was successful for us from the start, marked by the ongoing loyalty of customers and effective integration efforts. Since the acquisition, we have experienced growth in both the loan portfolio and deposit base there, and our greater visibility in the area has resulted in increased traction with new business opportunities for commercial lending. It also has created a platform for the continued expansion of our investment management and trust services, as well as our mortgage origination services.

"Throughout 2013, we continued to see a strong performance in our banking operations, with all three of our markets experiencing higher loan production," Heintzman continued. "Combined, this growth resulted in record loan production for the year that topped $489 million, pushing our loan portfolio up $137 million or almost 9% in 2013. Excluding loans acquired in the BANCorp acquisition, core loan growth was more than 6% for the year. This loan growth also helped offset the net interest margin pressure we experienced in 2013."

Heintzman pointed out that while growing loan volume was instrumental to the Company's progress in 2013, strengthening credit quality metrics also were a key factor, allowing S.Y. Bancorp to reduce its credit costs – primarily the provision for loan losses. Non-performing assets (NPAs) have declined approximately 33% from the peak in 2012 and, relative to total assets, NPAs declined steadily over the last three quarters of 2013 to end the year at the lowest level since midyear 2011.

In addition to the momentum seen in its banking operations, Heintzman noted that the Company's investment management and trust services department achieved record revenue in 2013, which was capped by an 18% comparable increase in the final quarter. With $2.23 billion in assets under management – which rose 14% for the year – this department has benefited from new business growth as well as the overall stronger stock market conditions. It continues to rank among the top 100 bank trust departments in the nation, based on revenue.

The Bank's mortgage division experienced an 85% decline in refinancing volume in 2013 compared with volume for 2012. Loan refinancing demand declined in the wake of rising interest rates, consistent with national trends. Offsetting this to some extent, purchase loan activity increased 13% in 2013. As a result of these mixed trends, mortgage banking revenue for 2013 fell 31% from record achievements in 2012.

Concluding, Heintzman said, "We are pleased that the Company has again posted record results for the year, and we are excited about what the fundamental strength of our operations means for the Company and its shareholders going forward. With a consistent pipeline of new business for the year ahead, we believe the Company remains well positioned to extend its record of growth, profitability and attractive shareholder returns."

S.Y. Bancorp's total assets increased $241 million or 11% at December 31, 2013, reaching $2.39 billion compared with $2.15 billion at December 31, 2012. The Company's loan portfolio increased $136.8 million or 9% to $1.72 billion at December 31, 2013, compared with $1.58 billion at December 31, 2012. Total deposits increased $199.2 million or 11% to $1.98 billion at December 31, 2013, from $1.78 billion at December 31, 2012.

As reflected below, the Company's capital levels remained strong during the fourth quarter of 2013 and exceeded the required minimums of 5%, 6% and 10%, respectively, necessary to be deemed a "well-capitalized" institution – the highest capital rating for financial institutions.

	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012
Tier 1 leverage ratio	9.75%	11.21%	10.79%
Tier 1 risk-based capital ratio	12.29%	13.66%	13.17%
Total risk-based capital ratio	13.54%	14.91%	14.42%

On December 31, 2013, the Company redeemed at par all of its 10% fixed-rate cumulative trust preferred securities, or $30 million. The redemption will eliminate related future interest costs and is expected to add $0.13 to annual earnings per diluted share in 2014. In connection with this, the Company wrote off approximately $1.3 million ($835 thousand or $0.06 per diluted share after tax) in unamortized debt issuance costs in the fourth quarter, which was recorded as other non-interest expense. The redemption caused capital ratios to fall somewhat at December 31, 2013, compared with those of September 30, 2013, but all ratios remain well above regulatory thresholds.

The Company has maintained capital ratios at historically higher levels in light of current economic and political uncertainties and to remain well positioned to pursue expansion and other opportunities that may arise. Even with those objectives in mind, S.Y. Bancorp has continued to enhance stockholder value through steadily increased cash dividends, raising the dividend rate four times over the past three years.

Net interest income – the Company's largest source of revenue – increased $1.5 million or 8% to $19.8 million in the fourth quarter of 2013 from $18.3 million in the prior-year quarter. For 2013, net interest income increased $3.3 million or 5% to $77.3 million from $74.0 million in the prior-year period. In the fourth quarter of 2013, net interest margin was 3.61% versus 3.79% in the third quarter of 2013 and 3.78% in the fourth quarter of 2012. Net interest margin for the full year declined 20 basis points to 3.74% from 3.94% for 2012. Net interest margin in the fourth quarter of 2013 continued to reflect a higher amount of prepayment fees that management considers non-recurring. The Company's normalized or core net interest margin declined to 3.53% for the fourth quarter of 2013 from 3.63% for the third quarter of 2013, 3.66% in the second quarter, 3.77% in the first quarter of 2013, and 3.74% in the fourth quarter of 2012 (see reconciliation of GAAP and non-GAAP measures later in this release). The decline in core net interest margin in the fourth quarter of 2013 versus the linked third quarter was due primarily to excess liquidity caused by a temporary influx of public funds at the end of the year.

Non-performing loans (NPLs) totaled $23.0 million or 1.33% of total loans outstanding at December 31, 2013, compared with $30.5 million or 1.78% of total loans outstanding at September 30, 2013, and $30.0 million or 1.90% of total loans at December 31, 2012. Included in NPLs are loans that have been restructured totaling approximately $7.2 million at December 31, 2013, $8.6 million at September 30, 2013, and $11.0 million at December 31, 2012. These loans are performing in accordance with their restructured terms and are accruing interest. Non-performing assets (NPAs), which include NPLs and repossessed assets, were $28.5 million or 1.19% of total assets at December 31, 2013, a decrease from $37.0 million or 1.62% of total assets at September 30, 2013, and $37.4 million or 1.74% of total assets at December 31, 2012.

Net charge-offs in the fourth quarter of 2013 totaled $2.0 million or 0.12% of average loans, down from $4.3 million or 0.26% of average loans in the third quarter of 2013, but up slightly from $1.8 million or 0.12% of average loans in the year-earlier period. Net charge-offs for the year were 0.60% of average loans, unchanged from net charge-offs for 2012.

The Company's loan loss provision for the fourth quarter of 2013 was $1.6 million, up from $1.3 million in the third quarter of 2013 and compared with $2.5 million in the prior-year quarter. The loan loss provision for the year was $6.6 million, down $4.9 million or 43% from $11.5 million for 2012. The allowance for loan losses stood at 1.66% of total loans as of December 31, 2013, compared with 1.70% at September 30, 2013, and 2.01% at December 31, 2012. Management believes the Company remains adequately reserved based on its current assessment of overall risk in the loan portfolio.

Total non-interest income decreased $316 thousand or 3% to $9.8 million in the fourth quarter of 2013 compared with $10.1 million for the prior-year quarter. The decline primarily reflected a decrease of $1.3 million or 68% in mortgage banking revenue, which was partially offset by a $652 thousand or 18% increase in income from investment management and trust services. For 2013, in addition to changes similar to those discussed for the fourth quarter, total non-interest income increased 1% to $39.0 million compared with $38.5 million in 2012, including the bargain purchase gain of $449 thousand related to the acquisition of BANCorp during the second quarter of 2013.

Total non-interest expense increased $2.2 million or 13% to $19.4 million in the fourth quarter of 2013 from $17.2 million in the same period last year. The change primarily reflected a $1.2 million or 12% increase in salaries and employee benefits, a $477 thousand or 42% increase in data processing expense, and a $588 thousand or 15% increase in other non-interest expense. The increase in salaries and employee benefits was attributable to the addition of personnel in connection with the acquisition of BANCorp and the expansion of the Bank's investment management and trust department, normal salary increases, higher performance-based compensation, and increased benefit costs. The increase in data processing expense primarily reflected a refund of fees in 2012 that benefited the prior-year fourth quarter and the reissuance of debit cards in the fourth quarter of 2013, an action related to the recent selection of a new bank card processor. Other non-interest expense increased primarily due to the write-off of $1.3 million in debt issuance costs in connection with the Company's redemption of its trust preferred securities. For 2013, total non-interest expense increased $5.9 million or 9% to $71.4 million compared with $65.5 million in 2012. In addition to the items of note for the fourth quarter, total non-interest expense for 2013 included second quarter acquisition-related expenses of $1.5 million and a third quarter write-off of other real estate owned totaling $365 thousand, which were partially offset by the elimination in the third quarter of a $505 thousand liability for expired debit card rewards.

In November 2013, S.Y. Bancorp's Board of Directors declared a quarterly cash dividend of $0.21 per common share, a 5% increase over the previous rate of $0.20 per common share. The latest dividend was distributed on December 31, 2013, to stockholders of record as of December 9, 2013.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $2.39 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

The following table provides a reconciliation of net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share, both non-GAAP measures. The Company provides non-GAAP earnings information to improve the comparability of its results and provide additional insight into the strength of the Company's operations.

Reconciliation of GAAP and Non-GAAP Measures (Amounts in thousands; adjustments expressed net of tax)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income as reported	$6,313	$6,514	$27,170	$25,801
Write-off of debt issuance costs	835	--	835	--
Acquisition costs, net of gain on acquisition	--	--	613	--
Other	--	--	(331)	--
Adjusted net income	$7,148	$6,514	$28,287	$25,801

Earnings per diluted share as reported	$0.43	$0.47	$1.89	$1.85
Write-off of debt issuance costs	0.06	--	0.06	--
Acquisition costs, net of gain on acquisition	--	--	0.04	--
Other	--	--	(0.02)	--
Adjusted earnings per diluted share	$0.49	$0.47	$1.97	$1.85

The following table provides a reconciliation of total stockholders' equity in accordance with US GAAP to tangible common equity in accordance with applicable regulatory requirements. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

Tangible Common Equity Ratio (Dollars in thousands)

	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012
Total stockholders' equity (a)	$229,444	$226,535	$205,075
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(2,151)	(2,298)	--
Tangible common equity (c)	$226,611	$223,555	$204,393

Total assets (b)	$2,389,262	$2,289,755	$2,148,262
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(2,151)	(2,298)	--
Tangible assets (d)	$2,386,429	$2,286,775	$2,147,580

Total stockholders' equity to total assets (a/b)	9.60%	9.89%	9.55%
Tangible common equity ratio (c/d)	9.50%	9.78%	9.52%

The following table provides a reconciliation of net interest margin in accordance with US GAAP to core net interest margin. The Company provides this information to illustrate the trend in quarterly net interest margin sequentially during 2012 and 2013 and to show the impact of prepayment fees and late charges on net interest margin.

Reconciliation of Net Interest Margin to Core

	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012
Net interest margin	3.61%	3.79%	3.72%	3.83%	3.78%
Prepayment penalties / late charges	(0.06)	(0.06)	(0.04)	(0.06)	(0.04)
Interest adjustment on non-accrual loan	--	(0.07)	--	--	--
Accretion of fair value adjustments	(0.02)	(0.03)	(0.02)	--	--
Core net interest margin	3.53%	3.63%	3.66%	3.77%	3.74%

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

S.Y. Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2013 Earnings Release
(In thousands unless otherwise noted)

	Three Months Ended		Twelve Months Ended
	Dec 31,		Dec 31,
	2013	2012	2013	2012
Income Statement Data
Net interest income, fully tax equivalent (1)	$20,096	$18,925	$78,306	$75,653
Interest income
Loans	$19,941	$20,171	$78,703	$79,398
Federal funds sold	80	104	295	320
Mortgage loans held for sale	42	127	219	344
Securities	2,006	1,632	7,247	6,839
Total interest income	22,069	22,034	86,464	86,901
Interest expense
Deposits	1,178	1,514	5,011	7,166
Federal funds purchased	6	7	32	31
Securities sold under agreements to repurchase	40	42	146	180
Federal Home Loan Bank (FHLB) advances	230	1,389	887	2,461
Subordinated debentures	772	772	3,090	3,113
Total interest expense	2,226	3,724	9,166	12,951
Net interest income	19,843	18,310	77,298	73,950
Provision for loan losses	1,575	2,475	6,550	11,500
Net interest income after provision for loan losses	18,268	15,835	70,748	62,450
Non-interest income
Investment management and trust income	4,255	3,603	16,287	14,278
Service charges on deposit accounts	2,394	2,175	8,986	8,516
Bankcard transaction revenue	1,310	1,018	4,378	3,985
Mortgage banking revenue	608	1,882	3,978	5,771
Loss on the sale of securities	-	-	(5)	-
Brokerage commissions and fees	466	749	2,159	2,593
Bank owned life insurance	260	263	1,031	1,006
Gain on acquisition	-	-	449	-
Other non-interest income	518	437	1,739	2,308
Total non-interest income	9,811	10,127	39,002	38,457
Non-interest expense
Salaries and employee benefits expense	10,959	9,771	41,145	37,960
Net occupancy expense	1,427	1,453	5,615	5,651
Data processing expense	1,624	1,147	6,319	5,278
Furniture and equipment expense	280	341	1,126	1,306
FDIC insurance expense	376	399	1,431	1,494
Loss on other real estate owned	287	233	652	1,410
Acquisition costs	-	-	1,548	-
Other non-interest expenses	4,427	3,839	13,516	12,373
Total non-interest expense	19,380	17,183	71,352	65,472
Net income before income tax expense	8,699	8,779	38,398	35,435
Income tax expense	2,386	2,265	11,228	9,634
Net income	$6,313	$6,514	$27,170	$25,801

Weighted average shares - basic	14,455	13,901	14,223	13,875
Weighted average shares - diluted	14,677	13,955	14,353	13,932

Net income per share, basic	$0.44	$0.47	$1.91	$1.86
Net income per share, diluted	0.43	0.47	1.89	1.85
Cash dividend declared per share	0.21	0.20	0.81	0.77

Balance Sheet Data (at period end)
Total loans			$1,721,350	$1,584,594
Allowance for loan losses			28,522	31,881
Total assets			2,389,262	2,148,262
Non-interest bearing deposits			423,350	396,159
Interest bearing deposits			1,557,587	1,385,534
Federal Home Loan Bank advances			34,329	31,882
Subordinated debentures			-	30,900
Stockholders' equity			229,444	205,075
Total shares outstanding			14,609	13,915
Book value per share			15.71	14.74
Market value per share			31.92	22.42

S.Y. Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2013 Earnings Release

	Three Months Ended		Twelve Months Ended
	Dec 31,		Dec 31,
	2013	2012	2013	2012
Average Balance Sheet Data
Average federal funds sold	$116,348	$145,946	$99,381	$108,828
Average mortgage loans held for sale	3,582	13,418	5,885	9,191
Average securities available for sale	378,575	267,723	337,119	261,378
Average FHLB stock and other securities	7,347	6,180	6,916	6,117
Average loans	1,713,062	1,573,469	1,656,777	1,563,918
Average earning assets	2,208,575	1,991,271	2,096,088	1,922,134
Average assets	2,351,127	2,129,501	2,232,868	2,070,967
Average interest bearing deposits	1,513,067	1,346,908	1,439,313	1,318,060
Average total deposits	1,949,209	1,723,811	1,843,426	1,659,594
Average securities sold under agreement to repurchase	66,244	60,918	60,737	59,861
Average federal funds purchased and other short term borrowings	17,102	17,487	19,546	19,431
Average Federal Home Loan Bank advances	34,341	59,180	32,518	60,113
Average subordinated debentures	29,221	30,900	30,477	31,474
Average interest bearing liabilities	1,659,975	1,515,393	1,582,591	1,488,939
Average stockholders' equity	229,685	204,502	220,107	197,551

Performance Ratios
Annualized return on average assets	1.07%	1.22%	1.22%	1.25%
Annualized return on average equity	10.90%	12.67%	12.34%	13.06%
Net interest margin, fully tax equivalent	3.61%	3.78%	3.74%	3.94%
Non-interest income to total revenue, fully tax equivalent	32.81%	34.86%	33.25%	33.70%
Efficiency ratio	64.80%	59.15%	60.82%	57.38%

Capital Ratios
Average stockholders' equity to average assets	9.77%	9.60%	9.86%	9.54%
Tier 1 risk-based capital			12.29%	13.17%
Total risk-based capital			13.54%	14.42%
Leverage			9.75%	10.79%

Loans by Type
Commercial and industrial			$510,739	$426,930
Construction and development			129,590	131,253
Real estate mortgage - commercial investment			430,047	414,084
Real estate mortgage - owner occupied commercial			329,422	304,114
Real estate mortgage - 1-4 family residential			183,700	166,280
Home equity - first lien			40,251	39,363
Home equity - junior lien			63,403	65,790
Consumer			34,198	36,780

Asset Quality Data
Allowance for loan losses to total loans			1.66%	2.01%
Allowance for loan losses to average loans	1.66%	2.03%	1.72%	2.04%
Allowance for loan losses to non-performing loans			124.31%	106.10%
Nonaccrual loans			$15,258	$18,360
Troubled debt restructuring			7,249	10,969
Loans - 90 days past due & still accruing			437	719
Total non-performing loans			22,944	30,048
OREO and repossessed assets			5,592	7,364
Total non-performing assets			28,536	37,412
Non-performing loans to total loans			1.33%	1.90%
Non-performing assets to total assets			1.19%	1.74%
Net charge-offs to average loans (2)	0.12%	0.12%	0.60%	0.60%
Net charge-offs	$2,043	$1,839	$9,909	$9,364

S.Y. Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2013 Earnings Release

	Five Quarter Comparison
	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Income Statement Data
Net interest income, fully tax equivalent (1)	$20,096	$20,270	$19,229	$18,711	$18,925
Net interest income	$19,843	$20,017	$18,975	$18,463	$18,310
Provision for loan losses	1,575	1,325	1,325	2,325	2,475
Net interest income after provision for loan losses	18,268	18,692	17,650	16,138	15,835
Investment management and trust income	4,255	4,017	4,129	3,886	3,603
Service charges on deposit accounts	2,394	2,348	2,244	2,000	2,175
Bankcard transaction revenue	1,310	1,087	1,020	961	1,018
Mortgage banking revenue	608	995	1,195	1,180	1,882
Loss on the sale of securities	-	-	(5)	-	-
Brokerage commissions and fees	466	456	622	615	749
Bank owned life insurance	260	260	259	252	263
Gain on acquisition	-	-	449	-	-
Other non-interest income	518	489	398	334	437
Total non-interest income	9,811	9,652	10,311	9,228	10,127
Salaries and employee benefits expense	10,959	10,508	10,021	9,657	9,771
Net occupancy expense	1,427	1,522	1,435	1,231	1,453
Data processing expense	1,624	1,520	1,819	1,356	1,147
Furniture and equipment expense	280	269	286	291	341
FDIC Insurance expense	376	348	357	350	399
Loss (gain) on other real estate owned	287	475	(74)	(35)	233
Acquisition costs	-	-	1,548	-	-
Other non-interest expenses	4,427	2,929	3,430	2,729	3,839
Total non-interest expense	19,380	17,571	18,822	15,579	17,183
Net income before income tax expense	8,699	10,773	9,139	9,787	8,779
Income tax expense	2,386	3,091	2,732	3,019	2,265
Net income	$6,313	$7,682	$6,407	$6,768	$6,514

Weighted average shares - basic	14,455	14,408	14,203	13,814	13,901
Weighted average shares - diluted	14,677	14,556	14,243	13,851	13,955

Net income per share, basic	$0.44	$0.53	$0.45	$0.49	$0.47
Net income per share, diluted	0.43	0.53	0.45	0.49	0.47
Cash dividend declared per share	0.21	0.20	0.20	0.20	0.20

Balance Sheet Data (at period end)
Cash and due from banks	$34,519	$47,048	$41,480	$31,715	$42,610
Federal funds sold	36,251	23,472	36,177	27,745	25,093
Mortgage loans held for sale	1,757	3,829	7,080	4,576	14,047
Securities available for sale	490,031	401,063	402,807	362,904	386,440
FHLB stock and other securities	7,347	7,347	7,347	6,180	6,180
Total loans	1,721,350	1,709,258	1,666,991	1,600,960	1,584,594
Allowance for loan losses	28,522	28,990	31,980	32,022	31,881
Total assets	2,389,262	2,289,755	2,258,600	2,121,066	2,148,262
Non-interest bearing deposits	423,350	429,297	412,584	376,972	396,159
Interest bearing deposits	1,557,587	1,453,154	1,452,260	1,359,912	1,385,534
Securities sold under agreements to repurchase	62,615	56,225	56,554	50,879	59,045
Federal funds purchased	55,295	31,861	28,782	36,821	16,552
Federal Home Loan Bank advances	34,329	32,422	31,859	31,872	31,882
Subordinated debentures	-	30,900	30,900	30,900	30,900
Stockholders' equity	229,444	226,535	220,352	208,897	205,075
Total shares outstanding	14,609	14,554	14,509	13,958	13,915
Book value per share	15.71	15.57	15.19	14.97	14.74
Market value per share	31.92	28.33	24.53	22.50	22.42

Capital Ratios
Average stockholders' equity to average assets	9.77%	9.82%	9.96%	9.89%	9.60%
Tier 1 risk-based capital	12.29%	13.66%	13.75%	13.60%	13.17%
Total risk-based capital	13.54%	14.91%	15.00%	14.86%	14.42%
Leverage	9.75%	11.21%	11.26%	11.11%	10.79%

S.Y. Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2013 Earnings Release

	Five Quarter Comparison
	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Average Balance Sheet Data
Average federal funds sold	$116,348	$75,705	$95,029	$110,472	$145,946
Average mortgage loans held for sale	3,582	5,685	6,471	7,851	13,418
Average investment securities	385,922	367,402	338,020	283,411	273,903
Average loans	1,713,062	1,674,049	1,644,886	1,585,326	1,573,469
Average earning assets	2,208,575	2,122,841	2,073,415	1,979,128	1,991,271
Average assets	2,351,127	2,264,937	2,206,477	2,105,996	2,129,501
Average interest bearing deposits	1,513,067	1,453,534	1,427,469	1,361,349	1,346,908
Average total deposits	1,949,209	1,867,229	1,821,671	1,732,947	1,723,811
Average securities sold under agreement to repurchase	66,244	64,652	54,576	57,335	60,918
Average federal funds purchased and other short term borrowings	17,102	19,628	21,839	19,643	17,487
Average Federal Home Loan Bank advances	34,341	31,970	31,864	31,876	59,180
Average subordinated debentures	29,221	30,900	30,900	30,900	30,900
Average interest bearing liabilities	1,659,975	1,600,684	1,566,648	1,501,103	1,515,393
Average stockholders' equity	229,685	222,528	219,871	208,201	204,502

Performance Ratios
Annualized return on average assets	1.07%	1.35%	1.16%	1.30%	1.22%
Annualized return on average equity	10.90%	13.70%	11.69%	13.18%	12.67%
Net interest margin, fully tax equivalent	3.61%	3.79%	3.72%	3.83%	3.78%
Non-interest income to total revenue, fully tax equivalent	32.81%	32.26%	34.91%	33.03%	34.86%
Efficiency ratio	64.80%	58.72%	63.72%	55.76%	59.15%

Loans by Type
Commercial and industrial	$510,739	$500,478	$474,255	$455,258	$426,930
Construction and development	129,590	135,786	133,464	125,624	131,253
Real estate mortgage - commercial investment	430,047	429,832	419,035	412,954	414,084
Real estate mortgage - owner occupied commercial	329,422	326,523	321,518	306,924	304,114
Real estate mortgage - 1-4 family residential	183,700	180,162	180,700	165,179	166,280
Home equity - 1st lien	40,251	38,364	38,598	37,182	39,363
Home equity - junior lien	63,403	63,983	65,486	62,896	65,790
Consumer	34,198	34,130	33,935	34,943	36,780

Asset Quality Data
Allowance for loan losses to total loans	1.66%	1.70%	1.92%	2.00%	2.01%
Allowance for loan losses to average loans	1.66%	1.73%	1.94%	2.02%	2.03%
Allowance for loan losses to non-performing loans	124.31%	95.10%	101.63%	95.55%	106.10%
Nonaccrual loans	$15,258	$20,284	$20,886	$20,561	$18,360
Troubled debt restructuring	7,249	8,585	8,565	10,999	10,969
Loans - 90 days past due & still accruing	437	1,615	2,017	1,952	719
Total non-performing loans	22,944	30,484	31,468	33,512	30,048
OREO and repossessed assets	5,592	6,565	7,619	5,720	7,364
Total non-performing assets	28,536	37,049	39,087	39,232	37,412
Non-performing loans to total loans	1.33%	1.78%	1.89%	2.09%	1.90%
Non-performing assets to total assets	1.19%	1.62%	1.73%	1.85%	1.74%
Net charge-offs to average loans (2)	0.12%	0.26%	0.08%	0.14%	0.12%
Net charge-offs	$2,043	$4,315	$1,367	$2,184	$1,839

Other Information
Total assets under management (in millions)	$2,229	$2,140	$2,047	$2,009	$1,961
Full-time equivalent employees	519	510	511	488	495

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(2) - Interim ratios not annualized

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer